P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

-- NEWS RELEASE --

CALGON CARBON TO RAISE PRICES ON CHINESE IMPORTS

PITTSBURGH, PA - June 26, 2007 -- Calgon Carbon Corporation announced today that in response to the elimination of a value added tax (VAT) refund previously granted by the Chinese government on activated carbon exports, the company will raise prices globally on activated carbon products that it imports from China. The price increase is effective July 1, 2007.

Commenting on the announcement, John Stanik, Calgon Carbon’s president and CEO, said, “Since the Chinese Ministry of Finance’s decision to eliminate the VAT refund will result in a significant increase in our product costs on activated carbon that we import from China, we are compelled to pass on these additional costs to our customers.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This document contains certain statements that are forward-looking relative to the company's future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to be materially different from any future performance.

###

For more information, contact Gail Gerono at 412-787-6795.